EXHIBIT 3.2.1

AMENDMENT
TO
SECOND AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDMENT TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT ("Amendment") is made and entered into as of the date set forth above the signatures to this Amendment by and among the Members of Lincolnway Energy, LLC (the "Company").

RECITALS:

A.
The Members are all parties to the Second Amended and Restated Operating Agreement of the Company dated November 10, 2010 (the "Operating Agreement"). Any capitalized terms that are utilized in this Amendment but that are not defined in this Amendment shall have the meanings given to those terms in the Operating Agreement, including the terms "Members" and "Directors".

B.
The Members desire to amend certain Sections of the Operating Agreement pursuant to, and upon the terms of, this Amendment, with this Amendment having been approved and adopted by the requisite vote of the Members at the annual meeting of the Members that was held on March 4, 2013.

NOW, THEREFORE, in consideration of the Recitals and the mutual agreements set forth in this Amendment and the Operating Agreement, the Members agree as follows:

1.Amendments to Operating Agreement. The Operating Agreement is hereby amended as follows:

(a)Section 4.16(f) is amended by deleting both references to the number "45,608" in Section 4.16(f) and by substituting in both such places in lieu thereof the number "90,000".

(b)Sections 4.16(g) is amended by deleting Section 4.16(g) in its entirety.

(c)Section 4.16(h) and Section 4.16(i) are amended by redesignating such Sections as, respectively, Section 4.16(g) and Section 4.16(h).

(d)Section 4.16(h), as in place after redesignation pursuant to the preceding subparagraph (c), is amended by revising the words "subparagraphs (a) through (h) of this Section" at the conclusion of that Section to be ""subparagraphs (a) through (g) of this Section".

(e)All references to Section 4.16(g) in all sections of the Operating Agreement other than Section 4.16 are deleted, including in Sections 7.1 and 9.4 of the Operating Agreement, such that the two references to "Sections 4.16(e), 4.16(f) and 4.16(g)" in Section 7.1 are amended to be references to "Sections 4.16(e) and 4.16(f)", and that the language "Subject only to Sections 4.16(e), 4.16(f) and 4.16(g)" in Section 9.4 is amended to be "Subject only to Sections 4.16(e) and 4.16(f)".

2.This Amendment may be executed by any one or more of the Directors on behalf of the Members pursuant to Section 13.3 of the Operating Agreement.

3.This Amendment is an amendment to the Operating Agreement pursuant to Section 4.16(d) and Section 13.3 of the Operating Agreement. The Operating Agreement, as amended by this Amendment, continues in full force and effect.

IN WITNESS WHEREOF, this Amendment is made and entered into effective as of the 4th day of March, 2013.

MEMBERS

By: /s/ Jeff Taylor
Jeff Taylor, Director and
as Attorney In Fact for the Members

[SIGNATURE PAGE TO AMENDMENT TO SECOND
AMENDED AND RESTATED OPERATING AGREEMENT
OF LINCOLNWAY ENERGY, LLC]